                                                                    Exhibit 10.1

            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
            -------------------------------------------------------


     THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of November 5, 1997, is entered into by and between THE GSI GROUP, INC., a Delaware corporation (the "Borrower"), and LASALLE NATIONAL BANK (the "Bank").

                                 WITNESSETH:

     WHEREAS, the Borrower and the Bank are party to a Loan and Security Agreement dated April 26, 1995 (as amended and restated as of June 6, 1996, and as further amended prior to the date hereof, the "Original Loan Agreement"); and

     WHEREAS, the Borrower and the Bank desire to amend and restate the Original Loan Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Loan Agreement to provide as follows:

ARTICLE I.  DEFINITIONS.

     1.01 The following words and phrases, as used herein, shall have the following respective meanings:

     "Accounts" shall mean any and all accounts, contract rights, notes, drafts, chattel paper, instruments, documents and general intangibles consisting of rights to payment (all as defined in the UCC).

     "Account Debtor" shall mean any party who is obligated on any Account.

     "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other business combination with another Person (other than a Person that is a Subsidiary).

     "Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:



     Adjusted LIBOR Rate =             LIBOR
                            ---------------------------
                             100% - Reserve Percentage


     "Affiliate" shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) of the Borrower, or which controls, is controlled by or is under common control with the Borrower or any stockholders of the Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

     "Applicable Margin" shall mean with respect to Euro-Dollar Loans and the Facility Fee, the rate per annum determined as set forth below:

                                Applicable Margin      Applicable Margin
Funded Debt to EBITDA Ratio   for Euro-Dollar Loans     for Facility Fee
---------------------------   ---------------------   -------------------
Greater than       And Less
or equal to          than
-----------        --------
4.00 to 1                            1.45%                   .30%
3.50 to 1          3.99 to 1         1.25%                   .25%
3.00 to 1          3.49 to 1         1.00%                   .25%
2.50 to 1          2.99 to 1         0.75%                   .25%
                   2.49 to 1         0.55%                   .20%


provided that for the period from November 5, 1997 through the date the Bank receives the Borrower's compliance certificate for the fiscal quarter ending December 31, 1997, the Applicable Margin for Euro-Dollar Loans shall be 1.25% and the Applicable Margin for the Facility Fee shall be .25%. Any change in the Applicable Margin for Euro-Dollar Loans and the Facility Fee due to a change in the Borrower's Debt to EBITDA Ratio shall take place upon receipt by the Bank of the compliance certificate indicating such change in the Debt to EBITDA Ratio. For purposes of this definition (a) Debt shall be measured as at the end of the most recent fiscal quarter of the Borrower and (b) EBITDA shall be measured as at the end of the most recent fiscal quarter of the Borrower for the four-fiscal-quarter period then ended.

     "Authorized Borrower Representative" shall mean any officer of Borrower designated as such by resolution of the Board of Directors of the Borrower from time to time, a certified copy of which resolution shall be delivered to the Bank.

     "Bank" shall mean LaSalle National Bank, a national banking association.

     "Borrower" shall mean The GSI Group, Inc., a Delaware corporation.

     "Business Day" shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for domestic business in Chicago, Illinois.

     "Capital Expenditures" shall mean, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to the date of determination, Borrower's capital expenditures (including capital lease expense), determined in accordance with GAAP.

     "Closing" shall have the meaning specified in Section 3.01.

     "Collateral" shall have the meaning specified in Section 4.01.

     "Debt" shall mean, with respect to the subject Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or indirect, or joint or several, including:

     (A)  All Obligations of such Person;

     (B) All indebtedness in effect guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

     (C) All indebtedness in effect guaranteed, directly or indirectly through agreements, contingent or otherwise: (1) to purchase such indebtedness, or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any other manner invest in any Person;

     (D) All indebtedness secured (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured) by any mortgage, trust deed, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

     (E) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, are or should be reflected on the lessee's balance sheet as a capital lease.

     "DMC" shall mean David Manufacturing Co., an Iowa corporation whose headquarters is located in Mason City, Iowa.

     "DMC Acquisition Agreement" shall mean the Stock Purchase Agreement between Borrower and Sellers named therein dated as of October 10, 1997 regarding DMC and DSC.

     "DMC Revolving Credit Loans" shall mean Revolving Credit Loans advanced to DMC and DSC pursuant to section 2.01 below.

     "DMC Revolving Credit Note" shall mean the note of DMC and DSC delivered in accordance with Section 2.01 below.

     "DMC Seller" shall mean selling shareholders executing the DMC Acquisition Agreement.

     "Documents" shall mean this Agreement, the Notes and any other documents, instruments or certificates to be executed and delivered hereunder or in connection herewith by or on behalf of the Borrower or any of its Affiliates.

     "DSC" shall mean David Service Company, an Iowa corporation whose headquarters is located in Mason City, Iowa.

     "EBITDA" shall mean, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to the date of determination, Borrower's earnings before interest, taxes, depreciation and amortization, and notwithstanding any non-cash charge for increase in value of stock appreciation rights (or similar rights), but accounting for same as a charge against earnings when paid, determined in accordance with GAAP. Prior to the first anniversary of the consummation of an Acquisition, the historical financial results of the acquired Person or assets for the relevant period will be included for purposes of calculating EBITDA (but without any adjustment to such historical results for cost savings or other synergies).

     "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Substances, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances and to the transportation, storage, disposal, management or release of gaseous or other liquid substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC (S)9601 et seq., the Resource, Conservation and Recovery Act of 1976, as amended by the Hazardous Solid Waste Amendments of 1984, 42 USC (S)6901 et seq., the Toxic Substances Control Act, 15 USC (S)2601 et seq., the Occupational Safety and Health Act of 1970, 29 USC (S)651 et seq., the Clean Air Act of 1966, as amended, 42 USC (S)7401 et seq., and the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC (S)1251 et seq., and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

     "Equipment" shall mean all equipment, machinery, fixtures and supplies and any and all parts, accessories, attachments, fittings, special tools, additions and accessories thereto and any renewals, substitutions or replacements thereof, including licensed vehicles, plant trucks, furniture, office equipment and minor plant equipment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean (i) any corporation which is now, or was at any time, a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or any predecessor thereof; (ii) any partnership, trade or business (whether or not incorporated) which is now, or was at any time, under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or any predecessor thereof; and (iii) any entity, which is now, or was at any time, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as either the Borrower or any predecessor thereof, or any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

     "Euro-Dollar Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealing in dollar deposits) in London and Chicago.

     "Euro-Dollar Lending Office" shall mean as to the Bank such branch or affiliate of the Bank as it may designate from time to time as its Euro-Dollar Lending Office.

     "Euro-Dollar Loans" shall mean Loans which bear interest at a Euro-Dollar Rate.

     "Euro-Dollar Rate" shall mean, at the time of determination, the Adjusted LIBOR Rate then in effect plus the Applicable Margin.

     "Event of Default" shall have the meaning specified in Section 9.01.

     "Facility Fee" shall have the meaning given to it in Section 2.06(B) below.

     "Financial Statements" shall mean, at any time, the audited financial statements of the Borrower for its most recently ended fiscal year, the unaudited financial statements for the most recently ended accounting period of the Borrower, and the unaudited pro forma condensed combined balance sheet dated as of September 30, 1997 contained in the Offering Memorandum, copies of which have been furnished to the Bank.

     "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (A) EBITDA minus Capital Expenditures (to the extent not financed by sources other than the Bank), in respect of such period, to (B) Borrower's interest expense plus scheduled debt amortization including without limitation under the Subordinated Notes (both determined in accordance with GAAP), in respect of such period.

     "Floating Rate" shall mean, at the time of determination, a floating per-annum rate equal to the Prime Rate then in effect.

     "Funded Debt" of any Person shall mean (i) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, but in any event including the Debt outstanding hereunder from time to time and under the Subordinated Notes, (ii) all capitalized rentals of such Person, and (iii) all guaranties by such Person of Funded Debt of others.

     "Funded Debt to EBITDA Ratio" shall mean the ratio of (A) Borrower's total Funded Debt determined in accordance with GAAP to (B) EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

     "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period involved; provided, however, that the FIFO method (rather than LIFO, which is the method applied with respect to Borrower's audited financial statements) shall be applied with respect to (i) interim financial statements, and (ii) the calculation of all financial covenants and compliance with other monetary restrictions in this Agreement; and provided, further, that so long as Borrower is not legally responsible for obligations to Larry Sloan in respect of his non-competition agreement, such obligations shall be disregarded in the calculation of all financial covenants.

     "General Intangibles" shall mean all general intangibles, including choses in action, designs, patents, trademarks, service marks, trade names, good will, applications for registration, registrations, licenses, franchises, customer lists, and all other intangible property of every nature (other than Accounts).

     "Governmental Authority" shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

     "Hazardous Substances" shall mean (i) any hazardous or toxic substance, chemical or waste, or any pollutant or contaminant defined as such in any now or hereafter existing

Environmental Law, (ii) asbestos, (iii) radon, (iv) petroleum, its derivative by-products and other hydrocarbons, (v) polychlorinated biphenyls, (vi) explosives, (vii) radioactive materials and (viii) any additional substances or materials which at any time are classified or considered to be hazardous or toxic under any Environmental Laws.

     "Indenture" shall mean the Indenture dated as of November 5, 1997 between the Borrower and LaSalle National Trust, N.A., as trustee, relating to the Subordinated Notes.

     "Interest Period" shall mean with respect to each Euro-Dollar Loan:

     (i) initially, the period commencing on the date of such Euro-Dollar Loan and ending 30, 60 or 90 days thereafter, as the Borrower may elect, or at any other maturity mutually agreed upon by the Bank and Borrower; and

     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period for such Euro-Dollar Loan and ending 30, 60 or 90 days thereafter, as the Borrower may elect or as otherwise mutually agreed by the Bank and Borrower;

provided that:
--------

     (A) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day, unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (B) any Interest Period which begins on the last Euro-Dollar Business Day, of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (C) below, end on the last Euro-Dollar Business Day of a calendar month;

     (C) any Interest Period in respect of a Revolving Credit Loan which begins prior to the Revolving Credit Loan Termination Date and would otherwise end after the Revolving Credit Loan Termination Date shall end on such date; and

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Inventory" shall mean all inventory, goods, merchandise and other personal property held for sale or lease, or furnished or to be furnished under any contract of service, or held as raw materials, work in process or material used or consumed, or to be used or consumed, in business.

     "Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

     "Letter of Credit" shall mean a commercial letter of credit issued pursuant to the Revolving Credit Loan Commitment.

     "Letter of Credit Obligations" shall have the meaning specified in Section 2.01(C).

     "Loans" shall mean the Revolving Credit Loans.

     "London Interbank Offered Rate" or "LIBOR Rate" applicable to any Interest Period shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) at which deposits in dollars are offered by the Euro-Dollar Lending Office of the Bank to other prime banks in the London interbank market at approximately 11:00 A.M. two (2) Euro-Dollar Business Days prior to the first day of such Interest Period in an amount approximately equal to the aggregate principal amount of the Euro-Dollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     "Multiemployer Plan" shall have the meaning ascribed to it in Section 4001(a)(3) of ERISA.

     "Note" or "Notes" shall mean the Revolving Credit Note and the DMC Revolving Credit Note.

     "Obligations" shall mean, with respect to any Person, all of such Person's liabilities, obligations and indebtedness to the Bank of any and every kind and nature, including the Loans, such Person's other liabilities and obligations to the Bank under this Agreement, such Person's reimbursement obligations in respect of letters of credit issued for the account of such Person, and such Person's liabilities and obligations to the Bank under any other agreement, document or instrument, (including any guaranty of another Person's Obligations), whether heretofore, now or hereafter owing, arising, due or payable by or from such Person to the Bank, howsoever evidenced, created, incurred, acquired or owing, and whether joint, several, primary, secondary, direct, contingent, fixed or otherwise.

     "Offering Memorandum" shall mean that certain Offering Memorandum of Borrower dated November 5, 1997 regarding the Subordinated Notes.

     "Payment Date" means the last day of an Interest Period.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Liens" shall mean:

     (A) liens for taxes, assessments or other governmental charges for the then current year which are not yet due or delinquent;

     (B) liens for taxes, assessments or other governmental charges already due, but the validity of which is being contested at the time in good faith by appropriate proceedings and for which adequate reserve is maintained in accordance with GAAP, and as to which no notice or claim of lien has been filed;

     (C) statutory liens in favor of landlords, carriers, warehousemen and other suppliers of services or materials for sums incurred in the ordinary course of business, provided such sums are not delinquent and do not exceed the sum of $250,000.00 in the aggregate at any time, and other liens of such type which have been improperly asserted and which the Borrower is contesting in good faith;

     (D) liens for worker's compensation awards not due or delinquent, and other liens of such type which have been improperly asserted and which the Borrower is contesting in good faith;

     (E) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

     (F) deposits to secure public, statutory or insurance-related obligations of the Person whose assets are subject to such liens;

     (G) liens securing purchase money financing for Equipment acquired by Borrower after the date hereof, provided that (i) each such lien secures only the purchase price of the Equipment so encumbered thereby, (ii) the aggregate amount of new financing secured thereby and incurred after the date of this Agreement does not exceed $500,000.00 in any calendar year, and (iii) neither the aggregate amount secured by all such liens nor the aggregate value of the Equipment so encumbered exceeds $2,500,000.00 at any time.

     (H) mortgages, pledges, encumbrances, security interests, assignments and liens listed on Schedule 1, or approved in writing by the Bank subsequent to the date hereof, mortgages securing only refinancings of the real estate comprising Borrower's existing facilities in Assumption, Illinois and Paris, Illinois (provided that the aggregate amount secured does not exceed 75% of the appraised fair market value of such real estate); and

     (I) mortgages, pledges, encumbrances, security interests, assignments or liens in favor of the Bank.

     "Permitted Holders" means J. Craig Sloan, Jorge Andrade, John W. Funk and Howard G. Buffett or their successors and assigns who are Affiliates of the Permitted Holders, members of their families and their heirs or executors.

     "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association, joint venture, court, Governmental Authority, or any other similar entity.

     "Plan" shall mean any employee benefit plan or other plan for any employees of the Borrower or any employees of any Subsidiary of the Borrower or any ERISA Affiliate.

     "Prime Rate" shall mean the rate of interest referred to by the Bank from time to time as its prime rate, as fixed by the management of the Bank for the guidance of its loan officers, whether or not such rate is otherwise published, with each change in such prime rate to take effect on the same day as the determination of each change by the Bank. Such rate is not necessarily the most favorable rate offered by the Bank to its borrowers.

     "Prime Rate Loan" means a Loan which is not a Euro-Dollar Loan.

     "Reportable Event" shall mean any of the events described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and (b)(3) thereof.

     "Reserve Percentage" shall mean, for the purpose of computing the Adjusted LIBOR Rate the reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments of such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, Euro-Dollar Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

     "Revolving Credit Loan" shall have the meaning specified in Section
2.01(A).

     "Revolving Credit Loan Commitment" shall have the meaning specified in
Section 2.01(A).

     "Revolving Credit Loan Termination Date" shall have the meaning specified in Section 2.01(A).

     "Revolving Credit Note" shall have the meaning specified in Section
2.01(E).

     "Side Letter" shall have the meaning specified in Section 4.08(I)(ii).

     "Special Collateral" shall have the meaning specified in Section 4.06.

     "Stock" shall mean all shares, options, interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership or similar entity, whether voting or nonvoting, including common stock, warrants, preferred stock, convertible debentures, partnership interests and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

     "Stockholder Agreements" means each of the Stock Restriction and Buy-Sell Agreements, made as of June 6, 1996 by and between each of the Permitted Holders of the Borrower with respect to the Borrower's voting Stock, as amended, and the Stock Restriction and Buy-Sell Agreement made as of January 1, 1997 among the Borrower, the Permitted Holders and other persons named therein with respect to the Borrower's non-voting Stock, as amended.

     "Stockholders" shall mean those parties named as the stockholders of the Borrower on Schedule 5 hereto.

     "Stock Redemption Agreement" shall mean, collectively, the three Stock Redemption Agreements, each dated as of May 21, 1996, each between a Seller and the Borrower, providing for the redemption of certain of the outstanding Stock of the Borrower.

     "Subordinated Debt" shall mean any Debt of the Borrower which is expressly subordinated to the Obligations of the Borrower pursuant to the terms of a written agreement among the Borrower, the Person to whom such Debt is owed and the Bank, the terms of which are satisfactory to the Bank in all respects; including without limitation, the Debt evidenced by the Subordinated Notes.

     "Subordinated Notes" shall mean the $100,000,000 aggregate principal amount of 10.25% Senior Subordinated Notes due 2007 issued under the Indenture.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or similar entity of which fifty percent (50%) or more of the outstanding Stock having ordinary voting power is at the time, directly or indirectly, owned by such Person and/or one or more of such Person's Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     "Subsidiary Borrowers" shall mean DMC and DSC.

     "Supplemental Documentation" means all agreements, instruments, documents, financing statements, warehouse receipts, schedules of accounts assigned, mortgages, certificates of title and other written matter necessary or requested by the Bank to create, evidence, enforce, perfect or maintain perfected the Bank's security interest in the Collateral and to consummate the transactions contemplated in or by this Agreement and the other Documents.

     "UCC" shall mean the Uniform Commercial Code as in effect in Illinois.

     1.02 Except as otherwise specifically indicated herein, all references to Article, Section and Sub-Section numbers and letters shall refer to Articles, Sections and Sub-Sections of this Agreement; all references to Exhibits and Schedules shall refer to the Exhibits and Schedules attached to this Agreement. The words "hereby", "hereof", "hereto", "herein" and "hereunder" and any similar terms shall refer to this Agreement as a whole and not to any particular Article, Section or Sub-Section. The word "hereafter" shall mean after the date this Agreement is executed and delivered by the parties hereto, and the word "heretofore" shall mean before such date. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa. The Article headings are inserted in this Agreement for convenience only and are not intended to, and shall not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof.

     1.03 Any accounting terms used in this Agreement which are not specifically defined shall have the meaning customarily given them in accordance with GAAP; provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as the Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     1.04 All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the UCC to the extent the same are used or defined therein.


ARTICLE II.  THE LOANS.

     2.01(A) Subject to the terms and conditions of this Agreement, the Bank will make a revolving credit facility (the "Revolving Credit Loan Commitment") in an aggregate amount not to exceed $40,000,000 available to the Borrower, pursuant to which the Bank may from time to time: (i) make revolving credit advances, (ii) issue Letters of Credit to the Borrower or, (iii) make revolving credit advances (a "DMC Revolving Credit Loan") to the Subsidiary Borrowers (each a "Revolving Credit Loan"). The amount otherwise available for borrowing under the Revolving Credit Loan Commitment shall be reduced by: (i) the aggregate face amounts of all Letters of Credit issued by Bank for the account of Borrower and outstanding or drawn but unreimbursed from time to time, which shall in no event exceed $20,000,000 at any time, (ii) the amount of DMC Revolving Credit Loans outstanding which in no event shall exceed $5,000,000 at any time, (iii) the amount of Debt of FarmPro, Inc. guaranteed by Borrower and
(iv) the amount of

Revolving Credit Loans outstanding. All borrowings outstanding on the date hereof, under the revolving credit facility made available pursuant to the Original Loan Agreement, shall remain outstanding as Revolving Credit Loans hereunder. The Revolving Credit Loan Commitment shall terminate on October 31, 2000 (the "Revolving Credit Loan Termination Date").

     (B) The Borrower may, from time to time, request whether for its own account or for the Subsidiary Borrowers, by giving notice to the Bank prior to 11:00 a.m., that Revolving Credit Loans be made in an aggregate amount specified, in a form specified (cash disbursement or continuation of outstanding
Loan) and on the Business Day specified in such request (which as to Euro-Dollar Loans must also be a Euro-Dollar Business Day). Prime Rate Loans may be disbursed on the date requested. If the Borrower elects whether for its own account or for the Subsidiary Borrowers to pay interest on any Revolving Credit Loan based on a Euro-Dollar Rate, notice must be given to the Bank at least three Euro-Dollar Business days prior to the requested disbursement date. Any such notice must also specify the Interest Period selected by the Borrower for each Loan based on a Euro-Dollar Rate and each request for a Euro-Dollar Loan and Interest Period with respect thereto shall be irrevocable once given. Not later than 1:00 p.m., Chicago time, on the date specified in such request, the Bank shall make the Revolving Credit Loan(s) to the Borrower or to the Subsidiary Borrowers in the aggregate amount specified in such request, or convert or continue the outstanding Loan, as the case may be.

     (C) The proceeds of Revolving Credit Loans shall be disbursed by deposit to the Borrower's account maintained at the Bank or otherwise in accordance with the written instructions of the Borrower or the other provisions of this Agreement. Revolving Credit Loans shall be used by the Borrower solely for its working capital purposes, Letters of Credit for the Borrower or for the Subsidiary Borrowers working capital purposes. Bank may from time to time issue one or more Letters of Credit at the request and for the account of the Borrower, provided: (i) the aggregate amount of Letters of Credit outstanding including those being requested plus amounts drawn under Letters of Credit but not repaid to the Bank plus the principal sum of advances of Revolving Credit Loans outstanding does not exceed $40,000,000; (ii) Borrower pays to Bank its then internally published Letter of Credit issuance fee; (iii) the Borrower executes and delivers to the Bank the Bank's then current form of Letter of Credit Application or Agreement, in form and content satisfactory to the Bank, including without limitation a LaSalle L/C Connection Agreement; (iv) the Bank is not restricted or prohibited from issuing such Letter of Credit by any Law, regulation or policy of any Governmental Authority or by Bank policy, and (v) the aggregate amount of Letters of Credit outstanding including those being requested plus amounts drawn under Letter of Credit but not repaid to the Bank does not exceed $20,000,000. Borrower's Obligations under this Agreement shall include reimbursement obligations regarding Letters of Credit ("Letter of Credit Obligations") and shall be secured by the Collateral in accordance with Article IV below and any other collateral pledged to secure such Obligations pursuant to any of the Documents.

     Borrower agrees to reimburse Bank on demand for each payment made by Bank under or pursuant to any Letter of Credit or any draft drawn on Bank pursuant to a Letter of Credit. Bank may, in its sole discretion, provide for such reimbursement by advancing the amount thereof to Borrower as a Revolving Credit Loan. In the event Bank does not, in accordance with the terms and conditions hereof, make a Revolving Credit Loan, for reimbursement, Borrower agrees to reimburse Bank in the amount of such payment and shall also pay to Bank, on demand, interest at the rate provided in
Section 2.02(B) hereof on any amount paid by Bank under or pursuant to any Letter of Credit or any draft drawn on Bank pursuant to a Letter of Credit from the date of payment until the date of reimbursement to the Bank.

     Notwithstanding anything to the contrary herein or in any Letter of Credit application of Borrower or other Document, upon the occurrence of an Event of Default, an amount equal to the aggregate amount of the outstanding Letters of Credit and all drawn but unreimbursed Letters of Credit shall, at Bank's option and without demand upon or further notice to Borrower, be deemed (as between Bank and Borrower) to have been paid or disbursed by Bank under the Letters of Credit (notwithstanding that such amounts may not in fact have been so paid or disbursed), and a Revolving Credit Loan to Borrower in the amount of such Letter of Credit Obligations to have been made and accepted, which Revolving Credit Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Bank at any time after an Event of Default, Borrow shall, upon Bank's demand, deliver to Bank cash, or other collateral of a type satisfactory to Bank, having a value, as determined by Bank in its reasonable judgment, equal to the aggregate Letter of Credit Obligations. Any such collateral and/or any amounts received by Bank in payment of the Revolving Credit Loan made pursuant to this subparagraph shall be held by Bank in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Bank as collateral security for Borrower's Obligations in respect of this Agreement and each of the Letters of Credit.
Such amounts shall not be used by Bank to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Bank for drawings or payments under or pursuant to any Letter of Credit which Bank has paid, or if no such reimbursement is required, any cash collateral account established pursuant to this subparagraph following payment in full of all of the Obligations, which are not (as determined by Bank) to be applied to reimburse Bank for amounts actually paid by Bank in respect of Letter of Credit, shall be returned to Borrower (after deduction of Bank's reasonable expenses).

     This Agreement and any Letter of Credit application or other Document regarding Letters of Credit shall be interpreted as supplemental to each other. However, in the event of an express conflict in terms, the terms of this Agreement shall govern.

     No Letter of Credit shall (i) be issued after the Revolving Credit Loan Termination Date and (ii) have an expiration date later than the Revolving Credit Loan Termination Date.

     Notwithstanding the above, the parties acknowledge that (i) Bank will, upon the Borrower's request, issue for the account of Borrower Letters of Credit having terms which expire after the expiration of the Revolving Credit Loan Termination Date ("Post-Term L/Cs"), (ii) all security interests granted by Borrower to Bank under this Agreement secure (inter alia) Letter of Credit Obligations in respect of all Post-Term L/Cs, Bank agrees that upon payment and satisfaction in full of all Obligations of Borrower in respect of the Revolving Credit Loans, at a time when (1) no Event of Default and no event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, exists, (2) all funding obligations of Bank to Borrower have been terminated, and (3) Borrower has no Obligations to Bank other than those in respect of Post-Term L/Cs, Bank will upon request of Borrower release the security interests granted by Borrower in this Agreement, provided that Bank receives replacement cash collateral in an amount, covering such Letter of Credit Obligations, and pursuant to such documents, as Bank shall deem necessary in its sole discretion, (iii) no Post-Term L/Cs shall have a term which expires more than three years after the expiration of the Revolving Credit Loan Termination Date, and (iv) the aggregate face amounts of the Post-Term L/Cs shall not exceed $6,000,000.00.

     (D) All outstanding Revolving Credit Loans together with any accrued but unpaid interest thereon shall be repaid in full on the Revolving Credit Loan Termination Date. In addition, outstanding Revolving Credit Loans shall be repaid immediately, without the necessity of any demand or notice from Bank, if and to the extent that they exceed the limitations imposed by Section 2.02(A) above. Borrower may repay and reborrow under the Revolving Credit Loan Commitment subject to the terms and conditions of this Agreement.

     (E) The Revolving Credit Loans shall be evidenced by a note in the form of Exhibit A hereto (the "Revolving Credit Note") and DMC Revolving Credit Loans shall be evidenced by a note in the form of Exhibit B hereto (the "DMC Revolving Credit Note").

     2.02(A) Except as provided in Section 2.02(B) below, while any Revolving Credit Loan is a Euro-Dollar Loan, it shall bear interest at a per-annum rate equal to the applicable Euro-Dollar Rate, and at other times it shall bear interest at the applicable Floating Rate. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the Prime Rate Loans shall be paid monthly in arrears commencing on November 1, 1997 and continuing on the first day of each month thereafter. Interest on each Euro-Dollar Loan shall be paid on the applicable Payment Date; provided, however, that if an Interest Period has a term of greater than 90 days, accrued interest shall be payable on each 90-day anniversary of the first day of such Interest Period, as well as on the Payment Date.

     (B) Any Obligation of the Borrower or the Subsidiary Borrowers which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the interest rate then in effect with respect thereto plus two percent. In addition, after the occurrence of any Event of Default and delivery to the Borrower of the Bank's notice to charge post-default interest, all Obligations of the Borrower and the Subsidiary Borrowers shall bear interest at the highest rate provided for in the immediately preceding sentence.

     (C) In the event the Borrower or the Subsidiary Borrowers elect to pay interest on any Revolving Credit Loan based on a Euro-Dollar Rate, upon the expiry of the applicable Interest Period, such Revolving Credit Loan shall bear interest at the applicable rate determined by reference to the Prime Rate unless the Borrower or the Subsidiary Borrowers repays such

Revolving Credit Loan on the Payment Date or the Borrower or the Subsidiary Borrower timely elects, in the manner provided herein, to pay interest based on a Euro-Dollar Rate prior to such expiry.

     (D) Notwithstanding any other provisions of this Agreement, if at any time the Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful or unduly burdensome for the Bank to make or continue to maintain any Euro-Dollar Loan, then the Bank shall promptly give notice thereof to the Borrower, and the Bank's obligation to make, continue or effect by conversion such Euro-Dollar Loan under this Agreement shall terminate until it is no longer unlawful or unduly burdensome for the Bank to make such Euro-Dollar Loan. In such event, the Borrower and the Subsidiary Borrowers shall prepay on demand the outstanding principal amount of the affected Euro-Dollar Loans, together with all interest accrued thereon and all other amounts payable to the Bank under this Agreement; provided, however, the Borrower and the Subsidiary Borrowers may then elect to borrow the principal amount of such Euro-Dollar Loans by means of a Prime Rate Loan subject to the terms and conditions of this Agreement.

     (E) Notwithstanding any other provision of this Agreement to the contrary, if prior to the commencement of any Interest Period the Bank shall determine (i) that deposits in the amount of any Euro-Dollar Loan scheduled to be outstanding are not available to the Bank in the relevant market or (ii) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, then the Bank shall promptly give notice thereof to the Borrower and the obligation of the Bank to make or effect by conversion any such Euro-Dollar Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted LIBOR Rate. Upon the giving of such notice, the Borrower and the Subsidiary Borrowers may elect to either (i) pay or prepay, as the case may be, such affected Loan together with all accrued interest thereon and all other amounts payable to the Bank under Paragraph 2.02(H) of this Agreement or (ii) convert such affected Revolving Credit Loan to a Prime Rate Loan, subject to all the terms and conditions of this Agreement.

     (F) With respect to the Euro-Dollar Loans, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its Euro-Dollar Lending Office or the Euro-Dollar Loans contemplated by this Agreement (whether or not having the force of law) shall:

     (i) impose, modify or deem applicable any reserve (but excluding with respect to any Euro-Dollar Loan any reserve percentage included in determining the applicable

          Adjusted LIBOR Rate), capital, special deposit, compulsory loan, assessment or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank or an office thereof;

     (ii) subject the Bank, any Euro-Dollar Loan or the Note evidencing such Euro-Dollar Loans to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Euro-Dollar Loan or any Note evidencing a Euro-Dollar Loan, except such taxes as may be measured by the overall net income of the Bank or its Euro-Dollar Lending Office and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its Euro-Dollar Lending Office is located;

    (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under any Note evidencing a Euro-Dollar Loan (other than by a change in taxation of the overall net income of the Bank); or

     (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Euro-Dollar Loan or any Note evidencing a Euro-Dollar Loan except for any penalty which results directly from the negligence or misconduct of the Bank in requesting such reimbursement;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of making or maintaining any Euro-Dollar Loan hereunder or to reduce the amount of principal or interest received by the Bank (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrower and the Subsidiary Borrowers shall pay to the Bank on demand, from time to time as specified by the Bank, such additional amounts as the Bank shall determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount; provided that the Bank shall give prior notice of such increased cost or reduced amount and the Borrower and the Subsidiary Borrowers may at their option, prepay such affected Euro-Dollar Loans together with the amount payable pursuant to Paragraph 2.03(H) hereof. If Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth such increased cost or reduced amount and the basis for such determination as a result of any event mentioned herein and such certificate shall in the absence of manifest error, constitute prima facie evidence as to the amount thereof.

     (G) If prior to any Interest Period the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower and the Subsidiary Borrowers) that the method of computing the rate of interest applicable to any Euro-Dollar Loan does not accurately reflect the cost to the Bank of making or effecting by conversion any such Euro-Dollar Loan, then the Bank shall give prompt telephonic, telex or telegraphic notice of such determination to the Borrower. After such notice and in the event the Borrower or the Subsidiary Borrowers desire to make or effect by conversion such Euro-Dollar Loan, during the 30 calendar days next succeeding the giving of such notice, the Borrower and the Bank shall negotiate in good faith in order to arrive at a mutually satisfactory method of computing the interest rate applicable to the Euro-Dollar Loans hereunder, as the case may be, to be substituted for the interest rate specified in this Agreement. If within such 30 day period the Borrower and the Bank shall agree in writing upon a substituted interest rate, then such substituted interest rate shall be effective from the first day of the relevant Interest Period for such Euro-Dollar Loan. If the Borrower and the Bank are unable to agree in writing upon a substituted rate within the above thirty (30) day period, then the Borrower and the Subsidiary Borrowers shall on demand either (i) prepay, without penalty or charge, the relevant Euro-Dollar Loans, in full, or (ii) convert such Euro-Dollar Loans into Prime Rate Loans subject to all the terms and conditions of this Agreement, and, in either case, shall pay interest thereon from the date such Euro-Dollar Loan was made or effected by conversion until such Euro-Dollar Loan is prepaid or converted, as the case may be, at the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1%) which is equal to the sum of (i) 3.5% and (ii) the effective cost as computed by the Bank of maintaining such Revolving Credit Loan from deposits obtained in the secondary market, together with all other amounts then due and payable to the Bank under this Agreement. A certificate as to such effective cost and the manner of the computation of such cost shall, in the absence of manifest error, constitute prima facie evidence as to the amount thereof.

     (H) In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund or maintain any Euro-Dollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the
Bank) as a result of:

     (i) any payment (including, without limitation, any prepayment) of a Euro-Dollar Loan on a date other than the last day of the then applicable Interest Period;

     (ii) any failure by the Borrower or the Subsidiary Borrowers to borrow a Euro-Dollar Loan on the date specified in its notice given pursuant to this Agreement;

     (iii) any failure by the Borrower or the Subsidiary Borrowers to make any payment of principal or interest when due on any Euro-Dollar Loan, whether at stated maturity, by acceleration or otherwise; or

     (iv)  the occurrence of any Event of Default;

then, upon the demand of the Bank, the Borrower and the Subsidiary Borrowers shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense to the extent such loss, cost or expense is not otherwise reimbursed by the after-maturity interest rate specified in this Agreement or reimbursed pursuant to Section 9.03 hereof. If Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the manner of computation of the same and such certificate shall constitute, in the absence of manifest error, prima facie evidence as to the amount thereof.

     (I) The Bank may, at its option, elect to make, fund or maintain its Loans hereunder at the branch or office specified on the signature page hereto or such other of its branches or offices as the Bank may from time to time elect.

     (J) Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder as to Euro-Dollar Loans shall be made as if the Bank had actually funded and maintained each Euro-Dollar Loan during each Interest Period for such Euro-Dollar Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Euro-Dollar Rate for such Interest Period.

     (K) The provisions of Section 2.02(H) hereof shall survive for a period of six months following the later of the termination of this Agreement and the payment in full of the Revolving Credit Loans.

     (L) The Bank agrees that in making calculations and determinations under Sections 2.02(F), (G) and (H) above, it will do so in good faith and will make allocations, on an equitable basis, of amounts to be charged to Borrower and to other customers of the Bank which have arrangements for LIBOR borrowings similar to those hereunder.

     2.04 If, at any time, the interest rate and other charges imposed hereunder shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, for such time as the interest and such charges would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest and charges permissible under such Laws.

     2.05 All payments, which are not prepayments, received from the Borrower or the Subsidiary Borrowers for payment on the Revolving Credit Loans shall be applied by the Bank first to unpaid interest due and payable on the Revolving Credit Loan, then to the reduction of the principal outstanding on the Revolving Credit Loans.

     2.06 (A) At Closing, the Borrower shall pay to Bank a non-refundable closing fee in the amount of $100,000.00, which fee shall be fully earned at the time of Closing.

          (B) The Borrower shall pay to Bank a fee (the "Facility Fee") equal to the Applicable Margin per annum times $40,000,000.00. Such fee shall be payable quarterly in arrears on the first day of each September, December, March and June hereafter.

     2.07 All payments received from the Borrower hereunder shall be paid directly to the Bank without setoff or counterclaim in immediately available funds. The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower absent manifest error.

ARTICLE III.  CONDITIONS PRECEDENT
              --------------------

     The obligation of the Bank to make the Loans is subject to the following conditions precedent:

     3.01 The Borrower shall have delivered or caused to be delivered to the Bank on or before the date of, but prior to, any disbursement of Revolving Credit Loans (hereinafter called the "Closing"), the following, each to be satisfactory to the Bank in all respects:

     (A) The Revolving Credit Note, duly executed by the Borrower and the DMC Revolving Credit Note duly executed by DMC and DSC.

     (B) Evidence of issuance of the Subordinated Notes, receipt of the proceeds thereof and repayment of the Term Loan under the Original Loan Agreement.

     (C) Such other documents, certificates and evidence as the Bank may request to consummate the transactions contemplated hereby.

     3.02 At the time of the Closing, at the time of each subsequent disbursement under the Revolving Credit Loan Commitment, each of the following statements shall be true; and (i) at the Closing, the Borrower shall deliver to the Bank a certificate dated the date of the Closing, signed by an Authorized Borrower Representative, to such effect, and (ii) with respect to each subsequent Revolving Credit Loan, Borrower's or Subsidiary Borrower's request for same shall be deemed to be Borrower's representation to such effect at and as of the time such Revolving Credit Loan is made.

     (A) The representations and warranties set forth in this Agreement are true and correct as of such date.

     (B) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default.

     (C) No material adverse change shall have occurred in the financial condition of the Borrower since the date of this Agreement.

     (D) All liens on Collateral granted to Bank are and remain valid first priority liens (subject only to Permitted Liens) in full force and effect.

ARTICLE IV.  COLLATERAL SECURITY
             -------------------

     4.01 The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Obligations of the Borrower and may be retained by the Bank until all such Obligations have been satisfied in full, and this Agreement shall have been terminated.

     4.02 As security for the prompt satisfaction of all Obligations of the Borrower, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

     4.03 As further security for the prompt satisfaction of all Obligations of the Borrower, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and security interest in, all of its right, title and interest in and to the following, wherever located, whether now owned or hereafter acquired or arising, together with all replacements therefor, proceeds, including insurance proceeds, thereof and products thereof:

     (A)  Accounts;

     (B)  Inventory;

     (C)  Equipment;

     (D) rights as seller of goods and rights to returned, rejected or repossessed goods;

     (E)  General Intangibles, including without limitation those described on
Schedule 4 hereto; and

     (F)  all books and records pertaining to any of the foregoing.

In addition and as further security, the Borrower will execute and deliver to the Bank security agreements and such other documents, including financing statements, in connection herewith as shall be required by the Bank.

     4.04 The liens created in Sections 4.02 and 4.03 shall be first and prior liens, subject only to Permitted Liens.

     4.05  The Borrower represents and warrants to the Bank as follows:

     (A) The Borrower is the owner of the Collateral and grants the security interest made in Sections 4.02 and 4.03 in consideration of value given by the Bank, the sufficiency of which the Borrower hereby acknowledges.

     (B) Other than the security interests granted in Sections 4.02 and 4.03, the Collateral is free from any lien, security interest, encumbrance or other right, title or interest of any other Person except for Permitted Liens.

     (C) All Collateral is kept solely at the location or locations identified in Schedule 2. Except as specified on Schedule 2, no Collateral is or shall be kept, stored or maintained with a bailee, warehouseman, carrier or similar party without the Bank's prior written consent.

     (D) With respect to Accounts, except as otherwise disclosed by the Borrower to the Bank in writing:

          (i) the Accounts are genuine, in all respects what they purport to be and are not evidenced by a judgment;

          (ii) the Accounts represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents evidencing same;

          (iii) the amounts thereof, which are shown on all such invoices and statements evidencing same, are actually and absolutely owing to the Borrower and are not contingent for any reason;

          (iv) to the best of the Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect to the Accounts and the Borrower has not made any agreement with any Account Debtor thereof for any deduction therefrom;

          (v) to the best of the Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of the

                  Accounts or tend to reduce the amount payable thereunder from the amount thereof;

          (vi) to the best of the Borrower's knowledge, all of the Account Debtors have the capacity to contract and are solvent;

          (vii) the services and/or goods sold giving rise to the Accounts are not subject to any lien, claim, encumbrance or security interest except that of the Bank and except for Permitted Liens;

          (viii) the Borrower has no knowledge of any fact or circumstance which would impair the validity or collectability of the Accounts;

          (ix) to the best of the Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in a material adverse change in such Account Debtor's financial condition; and

          (x) none of the Accounts is pursuant to an invoice requiring payment in more than 30 days, except for Accounts representing in the aggregate not more than 5% of all Accounts.

     (E) With respect to Inventory, the Borrower has correct and accurate records itemizing and describing the type and quantity of Inventory, and the Borrower's cost therefor and selling price thereof; provided, however, that it is acknowledged that Borrower does not maintain a perpetual inventory at its manufacturing facility, but rather performs an annual physical inventory thereat.

     4.06 Immediately upon the Borrower's receipt of that portion of the Collateral, if any, which is evidenced by an instrument and/or document, including promissory notes, documents of title, certificated securities and warehouse receipts (collectively the "Special Collateral") for the purpose of perfecting the Bank's security interest in such Special Collateral, the Borrower shall deliver the original thereof to the Bank, together with appropriate endorsements and/or specific evidence of the assignment thereof to the Bank, in form and substance acceptable to the Bank; provided, however, that unless there shall exist an Event of Default or Bank shall have specifically requested same, Borrower need not deliver to Bank Special Collateral representing advances to employees.

     4.07 If and to the extent that any of the Collateral is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, the Borrower will immediately notify the Bank of same.

     4.08  The Borrower covenants and agrees with the Bank as follows:

     (A) The Borrower will not hereafter grant a security interest in the Collateral, or transfer the Collateral to any other Person, except as specifically permitted by this Agreement.

     (B) The Borrower will at all times defend the Collateral against any and all claims of any Person adverse to the claims of the Bank.

     (C) All of the Borrower's places of business, including the Borrower's principal office, are described on Schedule 2. All Collateral covered by this Agreement is and will be kept only at location(s) specified on Schedule 2. Collateral shall not be removed to, or kept at, and Borrower shall not establish a place of business at, any other place without the prior written consent of the Bank, other than new locations within the 48 contiguous states, provided that
(i) at least 60 days prior to the establishment of such new location, the Borrower shall have given Bank written notice thereof, and (ii) prior to the establishment of such new location, the Borrower shall have delivered to Bank such financing statements, third-party lien waivers and other documentation as Bank shall require in connection therewith. If Collateral is at any time kept or located at locations other than those listed, the Bank's security interest therein shall continue.

     (D) During the preceding five years, neither the Borrower nor any predecessor of the Borrower has been known as or used any corporate, fictitious or trade names or trade styles, other than those disclosed on Schedule 3.

     (E) All patents, trademarks, service marks and copyrights, and all licenses, registrations and applications for registration thereof, owned, used or to be used by the Borrower in the operation of its business, are listed on
Schedule 4. The Borrower will promptly notify the Bank in writing of the Borrower's acquisition of any such assets hereafter occurring.

     (F) The Equipment in which Bank is granted a security interest will not at any time be affixed or attached to any real estate in such a manner that it will become a fixture, unless the Bank shall have a first priority, perfected lien on such real estate as security for the Obligations of the Borrower. The Equipment will be used or bought for use solely for business purposes.

     (G) The Borrower shall permit the Bank to inspect and evaluate the Collateral and any books and records of the Borrower relating thereto at all reasonable times and to verify any Accounts by any reasonable method satisfactory to the Bank, all at the expense and risk of the Borrower.

     (H) By identifying Accounts on any schedule or other document delivered to Bank the Borrower shall be deemed to be making the representations and warranties contained in Section 4.05(D) with respect to such Accounts.

     (I) With respect to Accounts, the Borrower shall:

          (i) promptly upon the Borrower's learning thereof, inform the Bank in writing of any material delay in the Borrower's performance of any of its obligations to any Account Debtor whose outstanding Accounts aggregate $500,000.00 or more and of any assertion of any claims, offsets or counterclaims by any such Account Debtor and of any extraordinary allowances, credits and/or other monies granted by the Borrower to any such Account Debtor;

         (ii) not permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any material Accounts, including any of the terms relating thereto; provided, however, Borrower may convert the Accounts of an Account Debtor identified to it in a side letter of even date herewith (the "Side Letter") to a note in an aggregate principal amount not to exceed $6,000,000.00 in accordance with terms described in the Side Letter;

        (iii) promptly upon the Borrower's receipt or learning thereof, inform the Bank of the commencement of bankruptcy proceedings involving any Account Debtor whose outstanding Accounts aggregate $500,000.00 or more; and

         (iv) other than goods returned in the ordinary course of business and having an aggregate invoice price not exceeding $500,000.00 per year, keep all goods returned by any Account Debtor and all goods repossessed or stopped in transit by the Borrower from any Account Debtor segregated from the other property of the Borrower, and hold the same as trustee for the Bank until resold or otherwise directed in writing by the Bank.

     (J) With respect to Inventory, the Borrower shall from and after the date hereof keep correct and accurate records reflecting the Borrower's cost therefor and the selling price thereof, all of which records shall be available at all reasonable times, upon demand, to any of the Bank's officers, employees or agent for inspection and copying thereof.

     (K) The Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; provided, however, that the Borrower may sell obsolete Equipment for a price which reasonably approximates its fair market value if the proceeds thereof are paid directly to the Bank for application to the Borrower's Obligations.

     4.09 The Borrower shall, at its sole cost and expense, keep and maintain the Collateral insured for the greater of the full insurable value or the full replacement value thereof against loss or damage by fire, theft, explosions, sprinklers and all other hazards and risks (i) covered by extended coverage and/or (ii) ordinarily insured against by other owners or users of properties in similar businesses. All such policies of insurance shall be in form, with insurers and in such amounts as may be satisfactory to the Bank. The Borrower shall deliver to the Bank a certificate of insurance with respect to each policy of insurance and evidence of payment of all premiums for each such policy. Such policies of insurance shall contain a lender's loss payable endorsement, in form and substance acceptable to the Bank, showing loss payable to the Bank. Such endorsement or an independent instrument furnished to the Bank shall provide that all insurance companies shall give the Bank at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or cancelled and that no act or default of the Borrower or any other Person shall affect the right of the Bank to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Bank. With respect to all claims in excess of $100,000.00, and with respect to all claims of any size at any time during the existence of an Event of Default, the Borrower irrevocably appoints the Bank and all officers, employees or agents designated by the Bank as the Borrower's true and lawful attorney and agent in fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, the Bank, without waiving or releasing any of the Obligations of the Borrower or any Event of Default, may at any time or times thereafter, but shall be under no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Bank deems necessary or advisable. All sums so disbursed by the Bank, including attorney's fees, court costs, expenses and other charges relating thereto, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

     4.10 The Bank may, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of the Borrower under this Agreement or the other Documents, or any Event of Default, pay, acquire and/or accept an assignment of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral. All sums paid by the Bank in respect thereof and all costs, fees and expenses, including, without limitation, attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by the Bank on account thereof, shall be payable, upon demand, by the Borrower to the Bank and shall be additional Obligations of the Borrower hereunder secured by the Collateral.

     4.11 Simultaneous herewith, the Subsidiary Borrowers are delivering the following: (a) the DMC Revolving Credit Note, (b) a guaranty of the Obligations of Borrower, and (c) security agreements pledging certain assets.

     4.12 Each of the representations, warranties and agreements set forth in this Article IV shall survive the execution and delivery of this Agreement and shall remain effective until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid and satisfied in full.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES
            ------------------------------

     To induce the Bank to consummate the transactions contemplated hereby, the Borrower represents and warrants to the Bank as follows:

     5.01 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the lawful power and authority to own its properties and to carry on its business as now conducted, and is qualified to do business and is in good standing as a foreign corporation in the State of Illinois and in each other jurisdiction wherein the nature of the business transacted or to be transacted by it or property owned or to be owned by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on its business, properties or condition, financial or otherwise and possesses all material permits necessary to operate the business it conducts.

     5.02 The Borrower is empowered to perform all acts and things undertaken and done pursuant to this Agreement and has taken all corporate or other action necessary to authorize the execution, delivery and performance of the Documents. The officers of Borrower executing the Documents have been duly elected or appointed and have been fully authorized to execute such Documents at the time executed. The Documents, when executed and delivered, will be the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

     5.03 The Financial Statements are complete and accurate, fairly present the financial condition of the Borrower at the respective dates thereof and the results of operations for the respective periods covered thereby, and (subject to normal year-end adjustments with respect to interim Financial Statements) were prepared in accordance with GAAP. The Borrower does not have any material liabilities or obligations (contingent or otherwise), liability for taxes or unusual forward or long-term commitments, except as disclosed in the Financial Statements, and except for obligations under Stockholder Agreements.

     5.04 Since the date of Borrower's most recent audited Financial Statements, there has been no material change (except as described in the Offering Memorandum) in the assets, liabilities or financial condition of Borrower, other than changes arising from transactions in the ordinary course of business and the financing transactions contemplated by this Agreement, and none of such changes has been materially adverse.

     5.05 Other than as set forth in the Financial Statements, there are no actions, suits or proceedings pending, or, to the best of the knowledge of the Borrower, threatened against or affecting the Borrower at law or in equity or before or by any Governmental Authority or any foreign equivalent thereof, which involve the possibility of any material judgment or liability, or which are, in the aggregate, material in light of the financial condition and assets of the Borrower. There are no actions, suits, investigations or proceedings pending, or to the best of the knowledge of the Borrower, threatened against the Borrower or its properties regarding Environmental Laws, the manufacture, storage or treatment of Hazardous Substances or products liability.

     5.06 The Borrower is not in violation of, and the execution and delivery of the Documents and the performance by the Borrower of its obligations under the Documents, do not and will not result in the Borrower being in violation of or in conflict with, or constitute a default under any of, the Borrower's organizational documents, any term or provision of any note, mortgage, indenture, contract, agreement, instrument, judgment or Law applicable to the Borrower, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever (other than those in favor of Bank) upon any of the assets of the Borrower pursuant to any such term or provision. The Borrower is not in default, after the expiration of any applicable grace or cure periods, in any respect in the performance or fulfillment of any of its obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any of its properties may be bound, and the Borrower does not know of any dispute regarding any such agreement or instrument.

     5.07 The Borrower's uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses which are consistent with all applicable Laws, with Borrower's Certificate of Incorporation, its By-Laws, the resolutions of its Board of Directors, and the terms of this Agreement.

     5.08 The Borrower does not have outstanding any Debt (except to Bank and the Subordinated Notes,) or other obligation for borrowed money, or for the deferred purchase price of property or services and the Borrower is not obligated as guarantor, co-signer or otherwise on any Debt or other obligation of any kind of any other Person, except and to the extent shown on the Financial Statements at the date of this Agreement, incurred in the ordinary course of business or pursuant to the Stockholder Agreements. No Person is in default under any of said obligations.

     5.09 All tax returns and reports of the Borrower required by law to be filed, have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon the Borrower or upon any of its properties or assets, which are due and payable, have been paid. The charges, accruals and reserves on the books of the Borrower in respect of taxes are considered adequate by the Borrower, and the Borrower does not know of any assessment of a material nature against it.

     5.10 Except to the extent that failure to comply would not materially interfere with the conduct of the business of the Borrower, or affect in any way the Borrower's obligations (or Bank's rights) under the Documents, the Borrower has complied with all applicable laws with respect to: (i) any restrictions, specifications or other requirements pertaining to products that the Borrower manufactures and sells or the services it performs, including without limitation all Environmental Laws, (ii) the conduct of its business and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business.

     5.11 No authorization, consent, license or approval of, or filing or registration with, or notification to, any Governmental Authority is required in connection with the execution, delivery or performance of the Documents by the Borrower.

     5.12 The Borrower has good and marketable title to all of its assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing Permitted Liens.

     5.13 Except as set forth on Schedule 5 hereto, the Borrower does not own, directly or indirectly, any Stock. As of the date of this Agreement, the ownership of all of the issued and outstanding shares of Stock of the Borrower is as set forth on Schedule 5 hereto. All outstanding shares of the Borrower have been duly authorized, validly issued, fully paid and are nonassessable.

     5.14 The Borrower is in full compliance with the requirements of ERISA; no fact, including, but not limited to, any Reportable Event, exists in connection with any Plan which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States district court of a trustee to administer any such Plan; none of the Borrower, its Subsidiaries and the ERISA Affiliates maintains any Plan which has an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code) whether or not waived; none of the Borrower, its Subsidiaries and the ERISA Affiliates has incurred or is expected to incur, directly or indirectly, any actual or contingent liabilities arising from plan termination or withdrawal, under Title IV of ERISA; none of the Borrower, its Subsidiaries and the ERISA Affiliates has any Plan with an actuarial present value of accrued plan benefits which exceeds the net assets available for such benefits determined as of said Plan's most recent actuarial valuation within the last twelve (12) months; except as disclosed in writing to the Bank prior to the date hereof, none of the Borrower, its Subsidiaries and the ERISA Affiliates has any employees who participate in a Multiemployer Plan, and no such Multiemployer Plan is in reorganization under Section 4241 of ERISA or is "insolvent" (as described in Section 4245 of ERISA); and none of the Borrower, its Subsidiaries and the ERISA Affiliates nor any fiduciary designated by any of them has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA.

     5.15 The Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of the Borrower to pay as such obligation matures, the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of any of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it.

     5.16 No brokerage commissions, finder's fees or investment banking fees will be payable to any Person engaged by or on behalf of Borrower or any of its Affiliates in connection with the transactions contemplated by this Agreement other than as contemplated by Offering Memorandum.

     5.17 The Subordinated Notes have been validly issued in accordance with the terms of the Indenture. The Borrower has received the proceeds of the Subordinated Notes. No event of default or event which with the passage of time, the giving of notice or otherwise could constitute an event of default under the Subordinated Notes or the Indenture has occurred. The Obligations of the Borrower constitute Senior Indebtedness and Designated Senior Indebtedness under the Indenture. The Offering Memorandum is true, complete and correct in all material respects.

     5.18 The DMC Acquisition Agreement is in full force and effect as of the date hereof, has not been terminated, rescinded or withdrawn, and no material portion thereof has been amended or waived by any party. All representations and warranties of Borrower contained in the DMC Acquisition Agreement and, to the best of Borrower's knowledge following diligent inquiry, all representations and warranties of the DMC Seller contained in the DMC Acquisition Agreement, are true and correct as of the date hereof with the same effect as though made on and as of the date hereof.

     5.19 There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the proposed business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the current business of Borrower, or in the proposed business relationship of Borrower with any material supplier, and Borrower reasonably anticipates that all such customers and suppliers will continue a business relationship with Borrower on a basis no less favorable to the Borrower than that heretofore conducted; and there exists no other condition or state of facts or circumstances which would materially adversely affect the current operation of the business of Borrower, DMC or DSC after the consummation of the transactions contemplated by this Agreement and the DMC Acquisition Agreement on a basis no less favorable to the Borrower than that on which it has heretofore been conducted by Borrower.

     5.20 No brokerage commissions, finder's fees or investment banking fees will be payable to any Person engaged by or on behalf of Borrower or any of its Affiliates in connection with the transactions contemplated by this Agreement or the DMC Acquisition Agreement.

     5.21 No consent, authorization or approval of, or declaration, notification, filing or registration with, any governmental or regulatory authority or any other Person (including, without limitation, the filing of any "Premerger Notification Report" with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations issued pursuant thereto), is necessary in connection with the consummation of the transactions contemplated by the DMC Acquisition Agreement, which has not been obtained or made on or prior to the date hereof. No such consents, authorizations or approvals impose any conditions to the consummation of the transactions contemplated by the DMC Acquisition Agreement or to the conduct by Borrower of its business or otherwise other than conditions which have been disclosed to Bank in writing and are not adverse to Borrower or its current business in any material respect.

     5.22 Simultaneously with the Closing, the Acquisition of DMC and DSC by the Borrower shall have occurred pursuant to and in accordance with the terms of the DMC Acquisition Agreement.

     5.23 No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by or on behalf of the Borrower in connection with the transactions hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

     5.24 All of the representations and warranties set forth in this Article V shall survive and continue to be true, complete and correct until all Obligations of the Borrower hereunder are paid and satisfied in full and this Agreement shall have been terminated.


ARTICLE VI.  NEGATIVE COVENANTS
             ------------------

     The Borrower covenants that until all Obligations of Borrower are paid and satisfied in full, and the Bank's obligations hereunder have terminated, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, without the prior consent in writing of the Bank:

     6.01  [Intentionally Omitted]

     6.02 Make any loans, or advances, whether secured or unsecured, to, or make any guaranty of, or otherwise become obligated on behalf of any other Person for, any such loans or advances to, any Person, except for guaranties in favor of the Bank, and advances for business expenses made to employees in the ordinary course of business (not to exceed $5,000 per employee at any time outstanding), and the conversion of an Account to Debt in accordance with the Side Letter.

     6.03 Dispose by sale, assignment, lease, sale and leaseback or otherwise any of the Collateral, whether now owned or hereafter acquired and including, without limitation, any notes, accounts receivable, equipment or machinery, except that, unless an Event of Default shall exist and Bank shall have required the cessation of inventory sales, such Person may sell its inventory in the ordinary course of business as conducted by it on the date of this Agreement, for a reasonably equivalent value.

     6.04  [Intentionally Omitted.]

     6.05 Own, hold, purchase or acquire Stock, bonds, debentures or other securities of, or make any capital contribution to, any Person or otherwise engage in an Acquisition, or form any Subsidiary; provided, however, (i) Borrower may make an Acquisition or Acquisitions in addition to the Acquisition of DMC and DSC whose total aggregate gross purchase price do not exceed $5,000,000, and (ii) Borrower may hold or form other Subsidiaries (domestic or foreign) if (a) prior to forming a new Subsidiary after the date hereof, Borrower gives 30 days prior written notice thereof to Bank and (b) the total aggregate amount of assets of all such Subsidiaries other than DMC and DSC does not exceed 10% of the total assets of Borrower.

     6.06 Make any material change in its financial structure, make any material change in its management (except on prior notice to the Bank), change its name (except on 90 days' prior notice to the Bank), enter into any merger, consolidation, dissolution, liquidation, reorganization or recapitalization, or reclassification of its Stock, or issue any Stock or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing.

     6.07 Engage in business activities or operations substantially different from and unrelated to its business activities on the date of this Agreement.

     6.08 Declare or pay any dividends, or redeem or repurchase any of, or make any other payment or distribution on account of, any Stock, except as permitted under the terms of the Indenture.

     6.09  Enter into any sale-leaseback transaction.

     6.10  [Intentionally omitted]

     6.11 Directly or indirectly apply any part of the proceeds of the Loans for any purpose other than as set forth herein.

     6.12 Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     6.13 Engage in any "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA; or effect any termination of any Plan which would result in a liability to Borrower.

     6.14 Create, incur or assume any Debt other than (i) the Loans, (ii) the Subordinated Notes, (iii) Debt disclosed in Financial Statements provided to the Bank on or before the date hereof, (iv) Debt (other than Debt for money borrowed) incurred in the ordinary course of business and which is not prohibited by the other provisions of this Agreement,
(v) new mortgage and Equipment financing Debt permitted pursuant to clause (H) of the definition of "Permitted Liens", and (vi) Debt in the form of the guarantee of Debt of FarmPro, Inc., a Pennsylvania corporation in an aggregate amount not in excess of $6,000,000 at any time outstanding; and (vii) Debt under the Stockholder Agreements; and Debt of Subsidiaries permitted under Section
6.05 not to exceed $5,000,000 at any time outstanding.

     6.15 Enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and are no less favorable to such Person than would be obtained in a comparable arm's length transaction with a person not an Affiliate.

     6.16 Maintain deposit accounts jointly with any Affiliate or commingle any funds with funds of any Affiliate.

     6.17  Change its fiscal year.

     6.18  Amend or modify the terms of the Subordinated Notes or the Indenture.


ARTICLE VII.  AFFIRMATIVE COVENANTS
              ---------------------

     The Borrower covenants that until all Obligations of the Borrower are paid and satisfied in full, and the Bank's obligations hereunder have terminated, the Borrower will, and will cause each of its Subsidiaries to:

     7.01  Furnish and deliver to the Bank:

     (i) as soon as practicable, and in any event within 90 days after the end of each fiscal year, (a) a statement of cash flows of the Borrower for such year, (b) an income statement of the Borrower for such year and
          (c) a balance sheet of the Borrower as of the end of such year; all in reasonable detail, including all footnotes, and audited by certified public accountants selected by the Borrower and reasonably acceptable to the Bank and certified by such accountants to have been prepared in accordance with GAAP, except for any inconsistencies explained in such certificate;

     (ii) as soon as practicable, and in any event within 30 days after the end of each month commencing with the month ending November 30, 1997, (a) a statement of cash flows of the Borrower for such month and the portion of the fiscal year then ended, (b) an income statement of the Borrower for such month and the portion of the fiscal year then ended and (c) a balance sheet of the Borrower as of the end of such month; all in reasonable detail and certified by an Authorized Borrower

             Representative as complete and accurate in all material respects, fairly presenting the financial condition of the Borrower and prepared in accordance with GAAP;

     (iii) not later than 45 days after the end of each fiscal year, a detailed budget for the 3 fiscal years next following, containing monthly detail for the first of such 3 years, and annual detail for the following years, and otherwise in form reasonably satisfactory to Bank;

     (iv) at the Closing, thereafter no later than 15 days after the end of each month, and at such other times as Bank shall request, an accounts receivable aging in form satisfactory to Bank;

     (v) with each set of calendar quarterly Financial Statements delivered hereunder, a certificate of an Authorized Borrower Representative
             (a) calculating Borrower's compliance (or lack thereof) with the financial covenants in Article VIII hereof, in reasonable detail, and (b) stating that no Event of Default has occurred and is continuing or if an Event of Default has occurred and is continuing setting forth a description of such event and the steps being taken to remedy such event;

     (vi) immediately upon receipt thereof, copies of any management letters, interim and supplemental reports submitted to the Borrower by independent accountants in connection with any review of the books of the Borrower made by such accountants;

     (vii) at the time any independent accounting firm is engaged to perform an audit or other services for Borrower, a letter reasonably acceptable to Bank to the effect that Bank may rely on such firm's work product;

     (viii) upon request by the Bank, evidence satisfactory to the Bank of the insurance coverages required under this Agreement; and

     (ix) with reasonable promptness, such other information materially concerning the business, properties, conditions or operations, financial or otherwise, of the Borrower, or compliance by the Borrower with any of the covenants in the Documents, as the Bank may from time to time reasonably request.

     7.02    Furnish and deliver to Bank:

     (i) immediately after the occurrence thereof, notice of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, would reasonably be expected to become an Event of Default, or of the failure by the Borrower to observe any of its respective undertakings hereunder;

     (ii) immediately after the occurrence thereof, notice of any default under any Debt, or under any indenture, mortgage or other agreement relating thereto for which the Borrower or any of its Subsidiaries is liable;

     (iii) immediately after obtaining knowledge thereof, notice of any litigation or proceeding in which the Borrower or any of its Subsidiaries is a party if the Borrower reasonably estimates that an adverse decision therein would require the Borrower or any of its Subsidiaries to pay over more than $500,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance);

     (iv) immediately after receipt of notice thereof, notice of the institution of any other suit or proceeding involving the Borrower or any of its Subsidiaries that the Borrower reasonably determines could materially and adversely affect the Borrower's business, properties or financial condition; and

     (v) immediately after the occurrence thereof, notice of any other matter which has resulted in, or might result in, a materially adverse change in the business, properties, or the financial condition of the Borrower or any of its Subsidiaries.

     7.03 Promptly pay and discharge when due all taxes, assessments and other governmental charges imposed upon it, or upon its income, profits or property, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon its property; provided, however, that it shall not be required to pay any tax, assessment, charge or claim if so permitted by law, so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP shall be maintained on its books.

     7.04 Maintain its inventory, equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on the same except if it is in good faith contesting by appropriate proceedings such amounts due and is maintaining adequate reserves for such liability in accordance with GAAP.

     7.05 Maintain and comply with leases covering real property, if any, used by it in accordance with the respective terms thereof so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord's or other lien against it or its property; provided, however, that it may contest any matters in connection with such leases in good faith and by appropriate proceedings if it makes such payments as are required by law and maintains adequate reserves on its books in accordance with GAAP in connection therewith.

     7.06 Maintain its corporate existence, maintain all rights, privileges, franchises, permits and approvals necessary or desirable for the continuation of its business, and comply with the requirements of all material agreements to which it is a party or by which any of its assets is bound, and all applicable Laws, including Environmental Laws, and orders of any Governmental Authority, noncompliance with which would materially adversely affect its business, properties or financial condition, or ability to repay its Obligations.

     7.07 Keep adequate records and books of account and inventory, in which complete entries will be made in accordance with its past practices and consistent with sound business practice, reflecting all of its financial transactions, and collect its accounts only in the ordinary course of business.

     7.08 Permit any of the Bank's representatives to examine and inspect the Collateral, its business premises, all other of its properties and operations, and all books of account, records, reports and other papers and to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees or its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. The Borrower shall pay all of Bank's reasonable expenses incurred in connection with such examinations and inspections.

     7.09 Pay when due all of its Debt except if (with respect to Debt other than the Obligations) it is in good faith contesting by appropriate proceedings such amounts due and has maintained adequate reserves for such liability in accordance with GAAP.

     7.10 At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each of its Plans; promptly after the filing thereof, furnish to the Bank copies of any annual report required to be filed pursuant to ERISA in connection with each Plan; notify the Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which might constitute grounds for the termination thereof by PBGC or for the appointment by the appropriate United States district court of a trustee to administer any Plan; and furnish to the Bank, promptly upon the Bank's request therefor, such additional information concerning any "employee benefit plan," as defined in
Section 3(3) of ERISA, as may be reasonably requested by the Bank.

     7.11 At the Bank's request, execute and/or deliver to the Bank, at any time or times hereafter, all Supplemental Documentation that the Bank may request, in form and substance acceptable to the Bank, and pay the costs of any recording or filing of the same. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as Borrower's true and lawful attorney, effective immediately upon the failure or refusal of the Borrower to execute and/or deliver to the Bank any Supplemental Documentation required hereby, to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the

Bank, in its sole discretion, may elect. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement and may be filed by the Bank in any filing office.

     7.12 Maintain, in addition to the insurance on Collateral required pursuant to Section 4.09 above, (i) liability insurance in form, with insurers and in amounts as may be satisfactory to the Bank, showing the Bank as an additional insured, and (ii) fidelity bonds and such other insurance in form, with insurers and in amounts as may be satisfactory to the Bank.

     7.13  Maintain its principal banking accounts with the Bank.



ARTICLE VIII.  FINANCIAL COVENANTS
               -------------------

     The Borrower covenants that until all Obligations of Borrower have been paid and satisfied in full, and the Bank's obligations hereunder have terminated, the Borrower on a consolidated basis with its subsidiaries will:

     8.01 Have and maintain at all times in respect of any period of four consecutive calendar quarters ending with a calendar quarter in each year listed below a Funded Debt to EBITDA Ratio of not greater than 5 to 1 in 1997 and 1998,
4.75 to 1 in 1999 and 4.50 to 1 in 2000.

     8.02 Have and maintain at all times a Fixed Charge Coverage Ratio of not less than 1.50 to 1.

     8.03 Have in respect of any period of four consecutive calendar quarters EBITDA of not less than $18,000,000.


ARTICLE IX.  EVENTS OF DEFAULT
             -----------------

     9.01 The occurrence of any of the following events or acts shall constitute an Event of Default ("Event of Default"):

     (A) The Borrower defaults in the payment of any of its Obligations or any part thereof when the same shall become due and payable, either by their terms or as otherwise herein provided, and such default continues uncured for a period of two days.

     (B) Any Financial Statement, representation or warranty made by the Borrower herein or delivered by the Borrower pursuant hereto or otherwise made in writing by the Borrower in connection with this Agreement proves to have been false in any material respect as of the date on which it was made or deemed made; the Borrower shall default in performance of any of the covenants set forth in Article VII of this Agreement (other than those set forth in Sections
7.01 and 7.02), and such default shall continue uncured for a period of 30 days following the earlier of (i) notice from Bank to Borrower, or (ii) the day on which Borrower otherwise becomes aware of same; or the Borrower defaults in the performance of any of the other covenants, conditions or agreements contained in this Agreement.

     (C) The Borrower or any of its Subsidiaries suffers to exist any event of default (other than an event of default which is wrongly asserted by the other party and which the Borrower is contesting in good faith) under any agreement binding the Borrower or any of its Subsidiaries and involving an obligation in excess of $500,000.00, and such event of default continues beyond any applicable grace period.

     (D) The Borrower or any of its Subsidiaries files a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation, the Borrower or any of its Subsidiaries admits its inability to pay debts as they mature, the Borrower or any of its Subsidiaries makes an assignment for the benefit of one or more of its creditors, the Borrower or any of its Subsidiaries makes an application for the appointment of a receiver, trustee or custodian for any of its assets, or the Borrower or any of its Subsidiaries files any case or proceeding for its reorganization, dissolution or liquidation or for relief from creditors.

     (E) The Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation is filed against the Borrower or any of its Subsidiaries, any case or proceeding is filed against the Borrower or any of its Subsidiaries for its reorganization, dissolution or liquidation or for creditor relief, or an application is made by any Person other than the Borrower or any of its Subsidiaries for the appointment of a receiver, trustee, or custodian for any of the Borrower's or any of its Subsidiaries' assets, and such injunction, restraint, petition or application is not dismissed or stayed within thirty (30) days after the entry or filing thereof.

     (F) The Borrower or any of its Subsidiaries conceals or removes or permits to be concealed or removed any part of its property with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers to be made a transfer of any of its property that may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law.

     (G) The Borrower or any of its Subsidiaries permits any of its assets to be attached, seized, subjected to a writ or distress warrant, or levied upon, or to come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and does not cause the same to be terminated within thirty (30) days thereafter.

     (H) Other than Permitted Liens, a notice of any charge is filed of record with respect to all or any of the Borrower's or any of its Subsidiaries' assets or any charge becomes a lien or encumbrance upon any such assets and the same is not released within thirty (30) days after the same becomes a lien or encumbrance.

     (I) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any Plan which the Bank determines in good faith might constitute grounds for the termination by the PBGC of such Plan or for the appointment by the appropriate United States district court of a trustee to administer such Plan; (ii) any Plan which is not "sufficient for benefit liabilities" (as determined under Section 4041(d)(1) of ERISA) shall be terminated; (iii) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall effect a complete or partial withdrawal from any Multiemployer Plan without the prior written consent of the Bank and shall have a withdrawal liability (as determined under the Multiemployer Pension Plan Amendments Act of
1980); (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall, without the prior written consent of the Bank, withdraw from a Plan under which liability may be imposed pursuant to Section 4063 of ERISA; (v) the appointment of a trustee by an appropriate United States district court to administer any Plan; or (vi) the institution of any proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan.

     (J) The Borrower or any of its Subsidiaries suffers a final judgment for payment of money which shall not be on appeal and does not discharge the same within a period of thirty (30) days.

     (K) A judgment creditor of the Borrower obtains possession of any Collateral by any means, including without limitation, levy, distraint, replevin or self-help.

     (L) The occurrence of a default or an Event of Default under any of the other Documents which is not cured within the time, if any, specified therefor in such other Document; or the actual or attempted unilateral termination, modification or abrogation by any Person other than the Bank of any obligation under, or of any right or remedy of Bank under, any of the Documents.

     (M) John C. Sloan fails to own directly, beneficially and of record greater than 50% of each class of the issued and outstanding voting Stock of the Borrower.

     (N) The occurrence of an "Event of Default" under the Subordinated Notes, the Indenture, or the DMC Revolving Credit Note.

     9.02 Upon the occurrence of any Event of Default, and at any and all times while any Event of Default shall be continuing, the Bank shall have all rights and remedies provided by this Agreement or any other Document and by applicable law and, without limiting the generality of the foregoing, may, at its option, declare the Revolving Credit Loan Commitment to be terminated by giving written notice thereof to the Borrower, and upon such declaration, all Obligations of the Borrower shall thereupon be and become forthwith, due and payable, without any presentment, demands, protest or other notice of any kind, all of which are hereby expressly waived. Further, in addition to all the rights and remedies provided in Article 9 of the UCC and any other applicable law, the Bank may (but is under no obligation to do so): take physical possession of any of the Collateral and sell, lease or otherwise dispose of the Collateral in whole or in part;

require the Borrower to assemble the Collateral to which the Borrower has or is entitled to possession at a place designated by the Bank, which is reasonably convenient to both parties; collect any money due or to become due and enforce in the Borrower's name all rights with respect to the Collateral; receive and open mail addressed to the Borrower; and/or notify any Account Debtors (whether or not such Account Debtors are in default) to make payments directly to the Bank. The Borrower agrees to deliver to the Bank promptly upon receipt thereof, in the form in which received (together with all necessary endorsements), all payments received by the Borrower in respect of any Account. The Bank may apply all such payments against the Borrower's Obligations or at the Bank's option to any of the Borrower's accounts maintained at the Bank.

     9.03 In exercising its right to sell, lease or otherwise dispose of the Collateral, the Bank may sell, lease or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, all as the Bank, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. The Bank shall have the right to conduct such sales on the Borrower's premises or elsewhere and shall have the right to use the Borrower's premises without charge for such sales for such time or times as the Bank may see fit. The Bank is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and the Borrower's rights under all licenses and all franchise agreements shall inure to the Bank's benefit.
The Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Borrower's Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys' fees and expenses incurred by the Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Borrower's Obligations; and third to the principal of the Borrower's Obligations. If any deficiency shall arise, the Borrower shall remain liable to the Bank therefor.

     9.04 Any notice of any sale, lease, other disposition, or other intended action by the Bank shall be reasonable if it is given to the Borrower at least ten (10) days in advance of the intended disposition or other intended action.

     9.05 Upon and after the occurrence of an Event of Default, the Borrower irrevocably designates, makes, constitutes and appoints the Bank (and all persons designated by the Bank) as the Borrower's true and lawful attorney, and the Bank or its agent, may, without notice to the Borrower, and at such time or times thereafter as the Bank or said agent, in its sole discretion, may determine, in the Borrower's or the Bank's name: (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of the

Borrower's rights and remedies with respect to the collection of the Accounts and Special Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts or any other dispute with respect thereto; (vi) if permitted by applicable law, sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable; (vii) discharge and release the Accounts and Special Collateral;
(viii) prepare, file and sign the Borrower's name on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (ix) prepare, file and sign the Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (x) do all acts and things necessary, in the Bank's sole discretion, to fulfill the Borrower's obligations under this Agreement; (xi) endorse the name of the Borrower upon any item of payment or proceeds and deposit the same to the account of the Bank on account of the Borrower's Obligations; (xii) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and Special Collateral; (xiii) use the Borrower's stationery and sign the name of the Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and Special Collateral to which the Borrower has access.

     9.06 The Borrower agrees that in any sale of Collateral consisting of securities, the Bank is hereby authorized to comply with any limitation or restriction in connection with such sale as Bank may be advised by counsel is necessary or advisable in order to avoid any violation of applicable Law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of that portion of the Collateral consisting of securities), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Borrower further agrees that such compliance shall not result in such sale being considered commercially unreasonable, nor shall the Bank be liable or accountable to the Borrower for any discount allowed by reason of the fact that Collateral was sold in compliance with any such limitation or restriction.


ARTICLE X.  MISCELLANEOUS
            -------------

     10.01 No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under any other Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other Document. The remedies herein provided and under any other Document are cumulative and not exclusive of any remedies provided by law.

     10.02 This Agreement and the other Documents constitute the entire agreement between the parties and there are no promises expressed or implied unless contained herein and therein. No amendment, modification, termination or waiver of any provision of the Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given, and shall not be deemed a waiver of or consent to any other matter or to the same matter in a different instance. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     10.03 The Borrower will pay any documentary, stamp or similar taxes payable in respect of the Documents or the Collateral granted hereby or in connection herewith. The Borrower will, on demand, reimburse the Bank for the fees and expenses of legal counsel for the Bank incurred by the Bank in connection with the preparation of the Documents, and the negotiation and closing of the transactions contemplated hereby. The Borrower will further, on demand, reimburse the Bank for all expenses, including the fees and expenses of legal counsel for the Bank, incurred by the Bank in connection with any amendment or modification of the Documents, the administration of the Loans and the enforcement of the Documents and the collection or attempted collection of the Obligations of the Borrower.

     10.04 (A) For the purposes of any action or proceeding involving the Documents or any other agreement or document referred to therein, the Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Illinois and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Document brought in any federal or state court sitting in Cook County, State of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (B) THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER OF THE DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT REFERRED TO HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     10.05 The Borrower agrees to indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Stock Redemption Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or wilful misconduct of the Bank.

     10.06 The Borrower acknowledges and agrees that this Agreement constitutes a commitment on the part of the Bank to make advances, incur obligations and otherwise to give value to the Borrower and that all financing statements filed hereunder shall remain in full force and effect until this Agreement shall have been terminated even if, at any time or times prior to such termination, no Loans or other Obligations shall be outstanding hereunder. Accordingly, the Borrower waives any rights which it may have under Section 9-404(1) of the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that the Bank shall not be required to send such termination statements to the Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid in full in immediately available funds.

     10.07 Any notices or consents required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, or delivered by facsimile, or delivered by a nationally recognized overnight express delivery service, in any case addressed as follows, unless such address is changed by written notice hereunder:



          (i)  If to the Borrower:

               The GSI Group, Inc.
               1004 East Illinois Street
               Assumption, Illinois  62510
               Attention:  Chief Executive Officer
               FAX:  (217) 226-4439


               With a copy to:

               The GSI Group, Inc.
               1004 East Illinois Street
               Assumption, Illinois  62510
               Attention:  General Counsel
               FAX:  (217) 226-4439

          (ii) If to the Bank:

               LaSalle National Bank
               Metropolitan Division
               135 South LaSalle Street
               Chicago, Illinois  60603
               Attention: Charles Schroeder
               FAX:  (312) 904-6353


               With a copy to:

               Rooks, Pitts and Poust
               10 South Wacker Drive
               Suite 2300
               Chicago, Illinois  60606
               Attention:  Jeffrey M. Dalebroux, Esq.
               FAX:  (312) 876-1155

Any such notice or communication shall be deemed to have been given either at the time of personal delivery, or in the case of overnight express delivery, as of the date delivery was first attempted, or in the case of facsimile, upon receipt or in the case of certified mail, five (5) days after delivery to the United States Postal Service.

     10.08 This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     10.09 This Agreement shall become effective when it shall have been executed by the Borrower and the Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

     10.10 This Agreement has been, and any other Documents will be, delivered and accepted in and shall be deemed to be, contracts made under and governed by the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

     10.11 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.

     10.12 All covenants, agreements, representations and warranties made by the Borrower herein and any and all certificates and instruments delivered by the Borrower in connection herewith shall, notwithstanding any investigation by the Bank, be deemed material and relied on by the Bank and shall survive the execution and delivery to the Bank of this Agreement, the Notes, the other Documents, and any extension or renewal thereof.

     10.13 This Agreement shall secure and govern the terms of any amendments, extensions or renewals to either or both of the Notes.

     10.14 From time to time, the Borrower will execute and deliver to Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

     10.15 All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by this reference.

     10.16 Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day which is not a Business Day, such time for performance shall be extended to the next Business Day. Unless otherwise stated, all references herein to "days" shall mean calendar days.

     10.17 This Agreement and the other Documents supersede all prior negotiations, understandings and agreements of the parties hereto and thereto in respect of the transactions contemplated hereby, including without limitation those expressed in any commitment or proposal letter.

     10.18 Borrower hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the DMC Revolving Credit Note issued by the Subsidiary Borrowers pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each of the Subsidiary Borrowers under this Agreement. Upon failure by any Subsidiary Borrower to pay punctually any such amount, Borrower shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. In addition (and without limiting the foregoing), upon the DMC

Revolving Credit Loan of the Subsidiary Borrowers being declared or otherwise becoming immediately due and payable, Borrower shall forthwith on demand pay all amounts payable under such DMC Revolving Credit Loan at the place and in the manner specified in this Agreement.

     10.19 The obligations of Borrower under Section 10.18 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Borrower under this Agreement or the DMC Revolving Credit Note, by operation of law or otherwise;

     (b) any modification or amendment of or supplement to this Agreement or the DMC Revolving Credit Note;

     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Borrower under this Agreement or any Document or the DMC Revolving Credit Note;

     (d) any change in the corporate existence, structure or ownership of any Subsidiary Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary Borrower or such Subsidiary Borrower's assets or any resulting release or discharge of any obligation of any Subsidiary Borrower contained in this Agreement or the DMC Revolving Credit Note;

     (e) the existence of any claim, set-off or other right which Borrower may have at any time against any Subsidiary Borrower, or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (f) any invalidity or unenforceability relating to or against any Subsidiary Borrower for any reason of this Agreement or the DMC Revolving Credit Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Borrower of the principal of or interest on the DMC Revolving Credit Note or any other amount payable by any Subsidiary Borrower under this Agreement or the DMC Revolving Credit Note; or

     (g) any other act or omission to act or delay of any kind by any Subsidiary Borrower or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Borrower's obligations as guarantor hereunder.

     10.20 Borrower's obligations as guarantor hereunder shall remain in full force and effect until the Revolving Credit Loan Commitment shall have terminated and all Obligations of the Subsidiary Borrowers under this Agreement and the DMC Revolving Credit Note shall have been paid in full. If any time any payment of principal, interest or any other amount payable by any

Subsidiary Borrower under this Agreement or the DMC Revolving Credit Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Borrower or otherwise, Borrower's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     10.21 Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Borrower or any other Person.

     10.22 Notwithstanding any payment made by or for the account of any Subsidiary Borrower pursuant to this Agreement, Borrower shall not be subrogated to any right of the Bank until such time as the Bank shall have received final payment in cash of the full amount of all Obligations.

     10.23 If acceleration of the time for payment of any amount payable by any Subsidiary Borrower under this Agreement or the DMC Revolving Credit Note is stayed upon the insolvency, bankruptcy or reorganization of such Subsidiary Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Borrower hereunder forthwith on demand by the Bank.


                           [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            THE GSI GROUP, INC.



                                            By: /s/ Craig Sloan
                                                -------------------------

                                            Title:         CEO
                                                   ----------------------


                                            LASALLE NATIONAL BANK



                                            By: /s/ Charles E. Schroeder
                                                -------------------------

                                            Title: 1st Vice President
                                                   ----------------------

                                 Exhibit and Schedule Index
                                 --------------------------


Exhibit A   -  Form of Revolving Credit Note

Exhibit B   -  Form of DMC Revolving Credit Note

Schedule 1  -  Certain Permitted Liens

Schedule 2  -  Collateral Locations and Places of Business

Schedule 3  -  Trade Names, etc.

Schedule 4  -  Intellectual Property

Schedule 5  -  Stock Ownership

                       SUBSTITUTE REVOLVING CREDIT NOTE
                       --------------------------------


$40,000,000.00                                                 Chicago, Illinois
                                                                November 5, 1997

     FOR VALUE RECEIVED, The GSI Group, Inc., a Delaware corporation ("Maker"), promises to pay to the order of LaSalle National Bank, a national banking association ("Bank"), at its offices at 135 South LaSalle Street, Chicago, Illinois 60603 or at such other place as the holder of this Note may designate in writing to the Maker, on or before October 31, 2000, the principal sum of Forty Million Dollars ($40,000,000.00), or, if less, the aggregate amount of the Revolving Credit Loans advanced and unpaid pursuant to a certain Second Amended and Restated Loan and Security Agreement made by and between the Maker and the Bank dated as of even date herewith, as the same may be amended from time to time (the "Loan Agreement"), the terms of which are incorporated by reference and made a part of this Note as though fully set out herein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement. The amount advanced and outstanding under the Loan Agreement as shown on the books and records of the Bank shall be considered correct and conclusively binding on the Maker absent manifest error.

     The Maker further promises to pay interest on the Revolving Credit Loans as provided in the Loan Agreement.

     All payments received from the Maker hereunder shall be applied by the Bank in accordance with the terms of the Loan Agreement.

     This Note and any renewals and extensions hereof, and any other Obligations of the undersigned to the Holder hereof (the term "Holder" shall include the Bank and any subsequent holder hereof) due or to become due, now existing or hereafter contracted, and howsoever acquired by the Holder, are secured in the manner described in the Loan Agreement.

     This Note is issued under the Loan Agreement and this Note and the Holder are entitled to all of the benefits provided for by the Loan Agreement or referred to therein, to which Loan Agreement reference is made for a statement thereof. Pre-payments may be made hereon only at the times, in the events and in the manner provided in the Loan Agreement.

     All unpaid amounts owing on this Note or on any other Obligations immediately shall become due and payable at the option of the Holder, without notice or demand, upon the occurrence of any Event of Default.

     In the event of default in the payment of any sums due under this Note, the Maker hereby agrees that the Bank may offset all money, bank or other deposits or credits now or hereafter held by the Bank or owed by the Bank to Maker against all amounts due under this Note or against any other amounts which may be due the Bank from the Maker.

     No clause or provision contained in this Note or any documents related hereto shall be construed or shall so operate (a) to raise the interest rate set forth in this Note above the lawful maximum, if any, in effect from time to time in the applicable jurisdiction for loans to borrowers of the type, in the amount, for the purposes, and otherwise of the kind contemplated, or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision contained shall otherwise so operate to invalidate this Note, in whole or in part, then (i) such clauses or provisions shall be deemed modified to the extent necessary to be in compliance with the law, or (ii) to the extent not possible, shall be deemed void as though not contained and the remainder of this Note and such document shall remain operative and in full force and effect.

     All makers and any endorsers, guarantors, sureties, accommodation parties and all other persons liable or to become liable for all or any part of this indebtedness, jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse or suretyship defenses generally; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment, and further agree that any such renewals, extension or modification of the terms of this Note or the release or substitution of any security for the indebtedness under this Note or any other indulgences shall not affect the liability of any of the parties for the indebtedness evidenced by this Note. Any such renewals, extensions or modifications may be made without notice to any of said parties.

     The Maker shall be liable to the Holder for all costs and expenses incurred in connection with collection, whether by suit or otherwise, of any amount due under this Note, including, without limitation, reasonable attorneys' fees, as more fully set forth in the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

     This Note evidences Senior Indebtedness and Designated Senior Indebtedness under the terms of that certain Indenture dated November 5, 1997 between Maker and LaSalle National Trust, N.A., as trustee regarding Maker's $100,000,000 aggregate principal amount of 10.25% Senior Subordinated Notes due 2007.

     This Note is delivered in substitution for, but not in payment of, that certain Revolving Credit Note made by Maker in the original principal amount of $50,000,000 and dated April 14, 1997 (the "Old Note"). All amounts outstanding under the Old Note are deemed outstanding hereunder.

                                     THE GSI GROUP, INC.



                                     By: /s/ Craig Sloan
                                        --------------------
                                     Title: CEO
                                           -----------------

                                      -3-